Exhibit (a)(1)(R)

       [FORM OF E-MAIL REGARDING THE RESULTS OF THE OPTION EXCHANGE OFFER]

To: [All Employees and Non-employee Directors Eligible to Participate in the Option Exchange Offer]

RESULTS OF THE OPTION EXCHANGE OFFER

         This is to confirm for you that the Company's Option Exchange Offer expired at 11:59 p.m., Eastern Standard Time, on February 23, 2007. Pursuant to the Offer, the Company accepted for exchange options to purchase an aggregate of 1,562,000 shares of our common stock, representing approximately 95% of the options for 1,652,000 shares that were eligible to be tendered in the Offer as of February 23, 2007. Subject to the terms and conditions of the Offer, the Company will grant a maximum of 472,471 Restricted Stock Awards in exchange for tendered eligible stock options that were vested as of August 31, 2006 and a maximum of 394,405 Deferred Stock Unit Awards in exchange for tendered eligible stock options that were not vested as of August 31, 2006.

         Thank you for your cooperation and consideration of this program. If you have any questions, please call Kara Jenny or send an e-mail to optionexchange@bluefly.com.

Thank you.